Exhibit 99.2

For Immediate Release

PMC and Relational Investors Announce Cooperation Agreement

SUNNYVALE, Calif. – January 10, 2013 – PMC® (NASDAQ: PMCS), the semiconductor innovator transforming networks that connect, move and store big data, and Relational Investors LLC (“Relational”), a major PMC stockholder, today announced a mutual cooperation agreement giving Relational an option to appoint one director to serve on PMC’s Board of Directors.

“PMC is delivering the infrastructure solutions that enable smartphones, tablets and compute devices to connect, move and store digital content, which we believe will create long-term growth opportunities for the Company,” said Greg Lang, president and chief executive officer of PMC.  “We appreciate the support of Relational and remain focused on achieving our strategic objectives and driving value for our stockholders.”

“We believe PMC is well positioned within the semiconductor industry and have confidence in management’s ability to execute on its stated strategy,” said Ralph Whitworth, Principal and Co-Founder of Relational. “We look forward to continuing to engage with the management team.”

The mutual cooperation agreement provides Relational with an option to appoint one director to the PMC Board of Directors and its Compensation Committee, either Relational’s Principal and Co-Founder, Ralph Whitworth, or Kirt Karros, its Principal and Managing Director.  This option may be exercised at Relational’s election from August 1, 2013 through thirty days prior to the expiration of the notice period specified in the Company’s advance notice bylaw related to nominations of directors at the 2014 Annual Meeting of Stockholders.  Should either Mr. Karros or Mr. Whitworth join the Company’s Board, PMC agrees to re-nominate Relational’s appointee at the Company’s 2014 Annual Meeting of Stockholders for a customary one-year term.  The mutual cooperation agreement will terminate no later than July 1, 2014 unless Relational has exercised its option to appoint its nominee to the Board.

The agreement provides that for its duration, Relational will not submit any nominations for election to the Board or stockholder proposals and will vote in favor of the election of each of PMC’s Board nominees.

Relational, a $5 billion private investment fund, began investing in PMC in early 2011 and, as of November 8, 2012, owned approximately 8.9% of PMC’s outstanding common stock.

About PMC
PMC (NASDAQ: PMCS) is the semiconductor innovator transforming networks that connect, move and store big data. Building on a track record of technology leadership, the Company is driving innovation across storage, optical and mobile networks. PMC’s highly integrated solutions increase performance and enable next-generation services to accelerate the network transformation. For more information visit www.pmcs.com.

© Copyright PMC-Sierra, Inc. 2013. All rights reserved. PMC and PMC-SIERRA are registered trademarks of PMC-Sierra, Inc. in the United States and other countries.  PMCS is a trademark of PMC-Sierra, Inc. PMC is the corporate brand of PMC-Sierra, Inc.

Contact:

PMC-Sierra, Inc.
Ron May
Tel: +1 408.239.8526
ronald.may@pmcs.com

or

Investor Relations:
Jennifer Gianola
Tel: +1 408.239.8630
jennifer.gianola@pmcs.com